FOR IMMEDIATE RELEASE
CONTACT:          Roy Estridge. EVP/CFO
Valley Commerce Bancorp
(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS 2008 RESULTS

VISALIA, Calif., January 28, 2009 --- Valley Commerce Bancorp (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today reported unaudited consolidated net income of $1.8 million or $0.74 per diluted share for the year ended December 31, 2008, compared to $2.7 million or $1.03 per diluted share for 2007, representing a 28% decrease in diluted earnings per share.

Fourth quarter 2008 earnings were $417,000 or $0.17 per diluted share compared to $675,000 or $0.26 per diluted share for the same period of 2007, representing a 35% decrease in diluted earnings per share.

During the three and twelve-month periods ended December 31, 2008, the Company recorded loan loss provisions of $400,000 and $1.6 million, respectively.  The Company did not record any loan loss provisions during the same periods in 2007.  The impact of the increased loss provisioning on net income was partially offset by increased net interest income as described below.

“We felt it was prudent to increase our loan loss reserves in 2008 due to increases in classified and non-performing loans that resulted from recessionary economic conditions that are likely to persist well into 2009 and perhaps beyond,” stated Don Gilles, President and Chief Executive Officer of Valley Commerce Bancorp and Valley Business Bank.  “We take great satisfaction in knowing that during 2008 we effectively addressed the key challenges arising from the unfolding financial crisis, including interest rate risk and liquidity management and handling of distressed loans, which enabled us to maintain our strong capital position.”

Return on average assets for 2008 was .62% compared to .99% for 2007, while return on average equity for 2008 was 6.3% compared to 9.8% for 2007.

Net interest income for the three and twelve-month periods ended December 31, 2008 was $3.0 million and $12.0 million, respectively, compared to $3.0 million and $11.3 million for the same periods in the previous year.  The year over year improvement in net interest income of $0.7 million was primarily attributable to decreases in interest expense on deposits and borrowings of $902,000 and $511,000, respectively.  The decreases in interest expense were partially offset by decreases in interest income on loans and investment securities of $603,000 and $84,000, respectively.  Gilles continued; “Our management team made a concerted effort to reduce the Company’s cost of funds in 2008 in order to mitigate the impact of the overall declining rate environment.”

The Company’s net interest margin decreased 19 basis points from 4.71% in 2007 to 4.52% in 2008.  This was a relatively small reduction considering that the Federal Reserve reduced interest rates a total of 425 basis points during 2008 which significantly lowered asset yields.  Also contributing to the decline in net interest margin was that the Company maintained significant balances of lower yielding Federal Funds sold during 2008 as the unstable conditions in the financial markets led the Company to maintain a higher level of liquidity on its balance sheet compared to prior years.  The relative stability of the Company’s net interest margin reflected management’s efforts to mitigate the impact of falling interest rates through the use of interest rate floors on variable priced loans and aggressively lowering deposit rates.

In November 2008, the Company received preliminary approval for a Federal Reserve Bank discount window borrowing line of $59 million.  The line of credit, which became operational during December 2008, provided the Company with an additional source of liquidity.

Non-interest income during the three and twelve-month periods ended December 31, 2008 totaled $290,000 and $1.3 million, respectively.  Non-interest income for the same periods in 2007 was $282,000 and $1.2 million, respectively.  The year over year increase in non-interest income was due primarily to a $125,000 increase in service charges on deposit accounts as a result of increased deposits and a higher fee structure.

Non-interest expense during the three and twelve-month periods ended December 31, 2008 totaled $2.3 million and $9.2 million, respectively.  Non-interest expense for the same periods in 2007 was $2.3 million and $8.7 million, respectively.  The year over year increase in non-interest expense of $454,000 or 5% was due to increased employee costs associated with the Company’s growth initiatives, higher federal deposit insurance premiums, and increased occupancy and equipment costs.  In May 2008, the Company opened a new full service branch office in the City of Tulare and closed its Tulare Loan Production Office.

The Company’s consolidated total assets were $306 million at December 31, 2008, a $27 million or 10% increase over the prior year end total of $279 million.  At December 31, 2008, net loans totaled $227 million, a $27 million or 14% increase over the December 31, 2007 total of $200 million.  Total deposits at December 31, 2008 totaled $257 million, a $42 million or 19% increase over the December 31, 2007 total of $215 million.

Average total assets for 2008 were $296 million compared to $268 million for 2007, an increase of $28 million or 10%.  Average total loans for 2008 were $219 million compared to $195 million for 2007, an increase of $25 million or 13%.  Average total deposits for 2008 were $245 million compared to $214 million for 2007, an increase of $31 million or 14%.

The Company had $4.7 million in non-performing assets at December 31, 2008 which represented 2.0% of total loans.  Non-performing assets were comprised of five nonaccrual loan relationships for which management has established specific loss reserves totaling $425,000.  The Company had no non-performing assets at December 31, 2007.

The allowance for loan losses totaled $3.2 million or 1.4% of total loans at December 31, 2008.  This compared to $1.8 million or 0.9% of total loans at December 31, 2007.  Management performed a detailed risk analysis of the loan portfolio and believes that the allowance for loan losses is adequate to absorb the probable losses in the portfolio as of December 31, 2008.  The analysis reflected management’s careful consideration of the current economic environment in the Bank’s primary market area, including significant declines in the value of real estate which serves as collateral for much of the Bank’s loan portfolio.  A $1.6 million loan loss provision was recorded during 2008 compared to no loan loss provision recorded during 2007.  The Company had $113,000 in net loan charge-offs for 2008 compared to no net loan charge-offs for 2007.

The total risk-based capital ratio for the Company was 14.0% at December 31, 2008.  Valley Business Bank’s total risk-based capital ratio was 13.9% at December 31, 2008 compared to a minimum of 10.0% required to be considered “well capitalized.”  The Bank’s total risk-based capital ratio decreased from 14.6% at December 31, 2007 primarily due to asset growth.

Valley Commerce Bancorp had 2,473,739 shares of common stock outstanding at December 31, 2008.  The balance of stockholders’ equity increased to $30.1 million at December 31, 2008 from $28.9 million at December 31, 2008 due primarily to the retention of 2008 earnings of $1.8 million.  This increase was partially offset by stock repurchases totaling $821,000.  The book value per share was $12.18 at December 31, 2008, compared to $11.47 at December 31, 2007.  All per share data has been adjusted for the 5% stock dividend issued in June 2008.

Valley Business Bank has branch offices in Visalia, Tulare, Fresno, Woodlake, and Tipton.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over The Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia, Tulare,  and Fresno and has branch offices in Woodlake and Tipton.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management’s current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management’s expectations for Valley Commerce Bancorp’s future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management’s expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of December 31,
	2008	2007
Assets

Cash and Due from Banks	$8,756	$9,297
Federal Funds Sold	13,390	-
Available-for-Sale Investment Securities	42,018	56,615
Loans (net)	226,697	199,514
Bank Premises and Equipment (net)	3,975	3,037
Cash Surrender Value of Bank-Owned Life Insurance	6,422	6,185
Other Assets	4,841	4,433
TOTAL ASSETS	$306,099	$279,081

Liabilities & Equity
Non-Interest Bearing Deposits	$77,406	$66,993
Interest Bearing Deposits	87,738	86,277
Time Deposits	92,180	62,116
Total Deposits	257,324	215,386
Short-Term Debt	8,000	21,804
Long-Term Debt	5,184	8,146
Junior Subordinated Deferrable Interest Debentures	3,093	3,093
Other Liabilities	2,358	1,779
Total Liabilities	275,959	250,208
Shareholders’ Equity	30,140	28,873
TOTAL LIABILITIES & EQUITY	$306,099	$279,081

Condensed Consolidated Statement of Income (in Thousands except per share data) (Unaudited)	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007

Interest Income	$4,377	$4,681	$17,784	$18,470
Interest Expense	1,381	1,687	5,719	7,131
NET INTEREST INCOME	2,996	2,994	12,065	11,339
Provision for Loan Losses	400	-	1,600	-
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,596	2,994	10,465	11,339
Non-interest Income	290	282	1,283	1,155
Non-interest Expense	2,317	2,324	9,153	8,699
INCOME BEFORE INCOME TAXES	569	952	2,595	3,795
Income Taxes	152	277	746	1,134
NET INCOME	$417	$675	$1,849	$2,661
EARNINGS PER SHARE - BASIC*	$0.17	$0.27	$0.75	$1.07
EARNINGS PER SHARE – DILUTED*	$0.17	$0.26	$0.74	$1.03
SHARES OUTSTANDING – END OF PERIOD*	2,474	2,516	2,474	2,516

* All share and earnings per share data have been restated for a 5% stock dividend issued in June 2008.